                                                                    EXHIBIT 99.1


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of BancWest Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of BancWest Corporation and subsidiary (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
San Francisco, California
January 20, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
BancWest Corporation:

     We have audited the consolidated statements of income, stockholders' equity, and cash flows of BancWest Corporation and subsidiaries (the "Company") for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BancWest Corporation and subsidiaries for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
January 19, 1996
San Francisco, California

                      BANCWEST CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
ASSETS
  Cash and due from banks...................................  $  311,392    $  264,259
  Funds sold................................................      17,000            --
                                                              ----------    ----------
          Total cash and cash equivalents...................     328,392       264,259
  Investment securities:
     Held-to-maturity (market value -- $312,154 and $265,294
      at December 31, 1997 and 1996)........................     313,114       270,742
     Available-for-sale.....................................     545,572       661,065
                                                              ----------    ----------
          Total investment securities.......................     858,686       931,807
  Loans held for sale.......................................       5,757            --
  Loans and leases held for investment:
     Commercial, financial and agricultural.................     217,853       225,295
     Real estate -- construction............................     184,535       118,712
     Real estate -- mortgage................................   1,638,529     1,587,503
     Consumer...............................................   1,551,916     1,310,065
     Lease financing........................................     751,509       530,716
                                                              ----------    ----------
          Total loans and leases, net.......................   4,344,342     3,772,291
     Allowance for credit losses............................     (51,608)      (46,758)
                                                              ----------    ----------
     Loans and leases, net of allowance for credit losses...   4,292,734     3,725,533
     Customers' acceptance liability........................          37           717
     Premises and equipment, net............................      34,909        36,581
     Foreclosed property, net...............................       4,329         6,800
     Interest receivable and other assets...................      58,122        51,940
     Goodwill, net..........................................      60,132        53,940
                                                              ----------    ----------
          Total Assets......................................  $5,643,098    $5,071,577
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
  Noninterest-bearing.......................................  $1,001,550    $  848,384
     Interest-bearing.......................................   3,571,400     3,333,697
                                                              ----------    ----------
          Total deposits....................................   4,572,950     4,182,081
  Short-term borrowings.....................................     184,418       216,379
  Acceptances outstanding...................................          37           717
  Interest payable and other liabilities....................     100,654        72,767
  Long-term borrowings......................................     309,949       161,950
                                                              ----------    ----------
          Total Liabilities.................................   5,168,008     4,633,894
  COMMITMENTS AND CONTINGENT LIABILITIES (NOTES 2 & 15).....          --            --
  STOCKHOLDERS' EQUITY
  Non-cumulative preferred stock -- no par value:
     Series A of Bank of the West; 1,000,000 shares
      authorized; 200,000 outstanding.......................      20,000        20,000
     Series A of BancWest; 1,000,000 shares authorized;
      75,000 outstanding....................................      75,000        75,000
Common stock -- $5 par value; 2,500,000 shares authorized
  1,733,430 shares outstanding at December 31, 1997 and
  1,632,262 outstanding at December 31, 1996................       8,667         8,161
  Additional paid-in capital................................     228,392       208,898
  Retained earnings.........................................     142,121       125,013
Net unrealized gains on investment securities
  available-for-sale, net of taxes of $606 in 1997 and $390
  in 1996...................................................         910           611
                                                              ----------    ----------
          Total Stockholders' Equity........................     475,090       437,683
                                                              ==========    ==========
          Total Liabilities and Stockholders' Equity........  $5,643,098    $5,071,577
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1997          1996          1995
                                                         ----------    ----------    ----------
INTEREST INCOME
Loans and leases.......................................  $  348,002    $  296,622    $  245,609
Investment securities..................................      56,567        55,479        61,345
Other..................................................         953           846           765
                                                         ----------    ----------    ----------
          Total interest income........................     405,522       352,947       307,719
INTEREST EXPENSE
Deposits...............................................     136,906       117,225       101,512
Short-term borrowings..................................       9,784        15,294        17,724
Long-term and other borrowings.........................      16,332         6,571         5,618
                                                         ----------    ----------    ----------
          Total interest expense.......................     163,022       139,090       124,854
                                                         ----------    ----------    ----------
Net interest income....................................     242,500       213,857       182,865
Provision for credit losses............................      19,750        16,500        14,500
                                                         ----------    ----------    ----------
Net interest income after provision for credit
  losses...............................................     222,750       197,357       168,365
OTHER INCOME
Service fees on deposit accounts.......................      27,714        22,365        21,519
Commissions and other fees.............................       4,488         3,486         1,803
Trust fees.............................................       2,622         2,443         2,196
Gains on sale of securities, net.......................          81            30            72
Gains on sale of loans, net............................       1,629            --            --
Foreign exchange gains, net............................       1,615         1,360         1,309
Other..................................................       7,204         6,556         5,338
                                                         ----------    ----------    ----------
          Total other income...........................      45,353        36,240        32,237
OTHER EXPENSE
Salaries and employee benefits.........................      74,830        70,130        64,095
Net occupancy expense..................................      21,255        20,686        20,257
Furniture and equipment expenses.......................       7,846         7,779         7,767
Contracted data processing.............................      14,339        12,695        13,883
Other contracted services..............................       6,808         6,737         5,441
FDIC insurance premiums and special assessment.........       1,434        12,636         5,585
Legal and litigation expenses, net of recoveries.......       1,832         3,106         1,300
Provision for losses on foreclosed property............          60         1,085           767
Advertising and marketing..............................       4,602         4,209         3,546
Amortization of goodwill...............................       4,143         3,585         3,111
Other..................................................      23,382        22,007        20,823
                                                         ----------    ----------    ----------
          Total other expense..........................     160,531       164,655       146,575
Income before income taxes.............................     107,572        68,942        54,027
Provision for income taxes.............................      44,714        25,139        21,970
                                                         ----------    ----------    ----------
NET INCOME.............................................  $   62,858    $   43,803    $   32,057
                                                         ==========    ==========    ==========
Basic earnings per common share........................  $    33.29    $    25.15    $    21.61
                                                         ==========    ==========    ==========
Cash dividends per share...............................  $    11.30    $       --    $     7.71
                                                         ==========    ==========    ==========
Average shares outstanding.............................   1,687,000     1,545,000     1,426,000
                                                         ==========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                                                                                               NET
                                                                                                           UNREALIZED
                                                                                                              GAINS
                            BANK OF THE WEST       BANCWEST                                                (LOSSES) ON
                                SERIES A           SERIES A                                                INVESTMENT
                             PREFERRED STOCK    PREFERRED STOCK    COMMON STOCK     ADDITIONAL             SECURITIES
                            -----------------   ---------------  -----------------   PAID-IN     RETAINED  AVAILABLE-
                            SHARES    AMOUNT    SHARES  AMOUNT    SHARES    AMOUNT   CAPITAL     EARNINGS   FOR-SALE      TOTAL
                            -------   -------   ------  -------  ---------  ------  ----------   --------  -----------   --------
JANUARY 1, 1995...........  200,000   $20,000       --       --  1,424,152  $7,121   $169,212    $108,655    $(6,071)    $298,917
Stock dividend............                                          54,250     271     11,229    (11,500)                      --
Common dividends..........                                                                       (11,000)                 (11,000)
Preferred dividends.......                                                                        (1,247)                  (1,247)
Net change in unrealized
  gains (losses) on
  investment securities
  available-for-sale
  (Notes 1 and 4).........                                                                                     8,128        8,128
Net income................                                                                         32,057                  32,057
                            -------   -------   ------  -------  ---------  ------   --------    --------    -------     --------
DECEMBER 31, 1995.........  200,000   $20,000       --       --  1,478,402  $7,392   $180,441    $116,965    $ 2,057     $326,855
Issuance of BancWest
  Series A preferred
  stock...................                      75,000  $75,000                                                            75,000
BancWest Series A
  preferred stock issuance
  cost....................                                                             (1,584)                             (1,584)
Stock dividend............                                         153,860     769     30,041    (30,810)                      --
Preferred dividends.......                                                                        (4,945)                  (4,945)
Net change in unrealized
  gains on investment
  securities available-
  for-sale (Notes 1 and
  4)......................                                                                                    (1,446)      (1,446)
Net income................                                                                         43,803                  43,803
                            -------   -------   ------  -------  ---------  ------   --------    --------    -------     --------
DECEMBER 31, 1996.........  200,000   $20,000   75,000  $75,000  1,632,262  $8,161   $208,898    $125,013    $   611     $437,683
Stock dividend............                                         101,168     506     19,494    (20,000)                      --
Common dividends..........                                                                       (19,058)                 (19,058)
Preferred dividends.......                                                                        (6,692)                  (6,692)
Net change in unrealized
  gains on investment
  securities available-
  for-sale (Notes 1 and
  4)......................                                                                                       299          299
Net income................                                                                         62,858                  62,858
                            -------   -------   ------  -------  ---------  ------   --------    --------    -------     --------
DECEMBER 31, 1997.........  200,000   $20,000   75,000  $75,000  1,733,430  $8,667   $228,392    $142,121    $   910     $475,090
                            =======   =======   ======  =======  =========  ======   ========    ========    =======     ========

                      BANCWEST CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1997         1996         1995
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  62,858    $  43,803    $  32,057
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision for credit losses...............................     19,750       16,500       14,500
  Provision for losses on foreclosed property...............         60        1,085          767
  Gains on sale of securities, net..........................        (81)         (30)         (72)
  Loans held for sale originated or purchased, net..........     (5,210)          --           --
  Depreciation and amortization.............................     10,589       10,158        9,466
  Deferred income taxes.....................................     23,564       15,951       13,585
(Increase) decrease in interest receivable and other assets,
  net of effects of acquisitions............................     (4,789)         465        1,132
Increase in interest payable and other liabilities, net of
  effects of acquisitions...................................      4,093        7,659        1,470
  Other increases, net......................................      2,131          858        4,432
                                                              ---------    ---------    ---------
  Net cash provided by operating activities.................    112,965       96,449       77,337
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities and paydowns of investment
    securities held-to-maturity.............................     34,430       41,110       45,514
Proceeds from sales, maturities and paydowns of investment
  securities available-for-sale.............................    349,498      241,295      184,033
  Purchases of held-to-maturity securities..................    (77,106)          --           --
Purchases of available-for-sale investment securities, net
  of effects of acquisitions................................   (235,236)    (238,592)    (162,711)
Loans and leases held for investment originated or
  purchased, net of collections, transfers to foreclosed
  property and acquisitions.................................   (590,096)    (447,968)    (373,664)
  Purchases of premises and equipment, net of effects of
    acquisitions............................................     (5,331)      (7,082)      (5,187)
  Proceeds from sales of foreclosed property and premises
    and equipment...........................................      5,572        7,038        9,156
Acquisitions -- cash received (paid) in excess of cash and
  cash equivalents acquired.................................     10,792      (34,229)          --
                                                              ---------    ---------    ---------
  Net cash used by investing activities.....................   (507,477)    (438,428)    (302,859)
                                                              ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of issuance costs..........         --       73,416           --
Net increase in deposits, net of effects of acquisitions....    369,453      278,203      236,064
Net (decrease) increase in short-term borrowings, net of
  effects of acquisitions...................................    (31,961)    (171,074)      28,952
  Increase in long-term borrowings, net of effects of
    acquisitions............................................    146,903      100,000           --
  Cash dividends............................................    (25,750)      (3,576)     (12,247)
                                                              ---------    ---------    ---------
  Net cash provided by financing activities.................    458,645      276,969      252,769
                                                              ---------    ---------    ---------
  Increase (decrease) in cash and cash equivalents..........     64,133      (65,010)      27,247
  Cash and cash equivalents, January 1......................    264,259      329,269      302,022
                                                              ---------    ---------    ---------
  Cash and cash equivalents, December 31....................  $ 328,392    $ 264,259    $ 329,269
                                                              =========    =========    =========
OTHER CASH FLOW INFORMATION
Interest paid...............................................  $ 161,358    $ 139,188    $ 122,825
Income taxes paid...........................................     22,881        6,658        7,320
NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer of investment securities from held-to-maturity to
  available-for-sale........................................  $      --    $      --    $ 283,568
See Note 2 relating to acquisitions.

          See accompanying notes to consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     BancWest Corporation (the "Company") is a bank holding company based in San Francisco, California. All of the common stock of the Company is wholly-owned by Banque Nationale de Paris ("BNP"), an international banking company organized under the laws of the Republic of France. The Company serves as the United States domestic holding company for Bank of the West (the "Bank"), a California state chartered commercial bank. The Bank is community-oriented with 105 branches primarily in northern California providing a wide range of financial services to both consumers and businesses. Lending and other services focus on consumer and smaller middle market business, primarily in areas served by the branch network, with the exception of consumer installment lending and leasing which is national in scope.

     In 1995, BNP approved a plan for the formation of the Company and the conversion of each share of outstanding Bank of the West common stock into one share of Company common stock. Effective December 1, 1995, the Company issued 1,424,152 shares of its common stock for all of the outstanding common stock of Bank of the West. This transfer has been accounted for as a combination of companies under common control, similar to a pooling of interests in that the historical cost basis of the Bank has been carried forward.

     The Company has two outstanding preferred stock issuances. The Bank of the West Series A (the "Bank Series A") is non-voting and wholly-owned by French American Banking Corporation ("FABC") which in turn is a wholly-owned subsidiary of BNP. The BancWest Series A (the "Company Series A") preferred stock was offered and sold to certain qualified institutions and accredited investors as defined by Rule 144A and Rule 501(a) under the Securities Act of 1933.

     The Bank Series A preferred stock accrues dividends at a rate adjusted quarterly based on changes in rates on certain United States Government securities. The dividend rate at December 31, 1997 was 6% of stated value. In no event will the dividend rate be lower than 6% or greater than 13% of stated value. Subsequent to December 31, 1998, the Bank Series A preferred stock is redeemable at the option of Bank of the West, as a whole or in part, at $100 per share plus accrued and unpaid dividends.

     The Company Series A preferred stock accrues dividends at 7.30% of stated value through July 1, 2006. Thereafter, dividends will accrue at a rate adjusted quarterly based on certain indexes of United States Government securities. Subsequent to July 1, 2006, in no event will the dividend rate be lower than 7.375% of stated value or greater value than 13.375% of stated value. The amount of dividends payable is subject to adjustment in the event of certain amendments to the Internal Revenue Code with respect to the dividends received deduction. The Company Series A preferred stock is not redeemable by the Company prior to July 1, 2006, at which time it will be redeemable, in whole or in part, at the option of the Company at $1,000 per share, plus accrued and unpaid dividends. The Series A preferred stock may also be redeemed prior to July 1, 2006, in whole, at the Company's option, in the event of certain amendments to the Internal Revenue Code relating to the dividends received deduction. The Series A preferred stock is subject to purchase by BNP in whole, at BNP's option, if any one or more of certain events are determined by the board of directors of the Company to have occurred, including BNP's having provided funds to the Company pursuant to a support agreement or any change of control with respect to the Company.

     Redemption of either the Bank Series A or Company Series A preferred stock would be subject to regulatory review, and both issues have parity with respect to dividend and liquidation preferences.

     The Company's primary regulators are the Federal Reserve Bank (the "FRB"), the Federal Deposit Insurance Corporation (the "FDIC") and the California State Banking Department. The Company maintains insurance on its customer deposit accounts with the FDIC, which requires quarterly payments of deposit insurance premiums.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The accounting and reporting practices of the Company and its subsidiary conform with generally accepted accounting principles and general practice in the banking industry. All material intercompany transactions between the Company and its subsidiary have been eliminated in consolidation. Below is a summary of the more significant accounting policies and reporting methods used by the Company. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Unless the context indicates otherwise, the term "Company" when used herein, shall include the Bank.

  Cash, Cash Equivalents and Statement of Cash Flows:

     Cash and due from banks includes deposits with the Federal Reserve Bank. Funds sold includes federal funds sold and securities purchased under agreements to resell. The Company is required to maintain on deposit with the Federal Reserve Bank noninterest-bearing cash reserves equal to a percentage of certain deposits. The average reserve balances were $26.7 million and $47.3 million for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997, the Company had balances on deposit with the Federal Reserve Bank of $6.2 million.

     For purposes of reporting cash flows, cash and cash equivalents include balances due from depository institutions, federal funds sold and securities purchased under agreements to resell. Cash equivalents have remaining terms to maturity of three months or less from the date of acquisition. Proceeds from and repayments of short-term borrowings having an original term-to-maturity of three months or less are netted in the accompanying consolidated statements of cash flows.

  Investment Securities:

     Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at aggregate fair value. Unrealized gains or losses on trading securities are included in other income.

     Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity.

     Investment securities not classified as trading or held-to-maturity are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Realized gains or losses, if any, are included in other income.

     The cost of investments sold in each category is determined using the specific identification method.

  Loans and Leases:

     Loans held for sale are recorded at the lower of cost or fair value, net of discounts and premiums, deferred costs and fees and unearned income. Gains on loans held for sale are recognized at the time of transfer to the buyer and to the extent that consideration for the transferred loans is received.

     Loans and leases held for investment are recorded at cost, net of discounts and premiums, commitments to extend credit, deferred costs and fees and unearned income. The Company holds loans and leases receivable

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) primarily for investment purposes and has the intent and believes it has the ability to hold these loans and leases for the foreseeable future or until maturity.

     Interest income is accrued using methods which approximate a level yield on the principal outstanding, based on the contractual terms of the loan or lease. On January 1, 1995, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." These statements address the accounting and reporting by creditors for impairment of certain loans. In general, a loan is impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. These statements are applicable to all loans, uncollateralized as well as collateralized, except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the Company may measure impairment based on a loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Loans are measured for impairment as part of the Company's normal internal asset review process. The effect of adopting SFAS 114 and SFAS 118 was not material to the Company's 1995 financial position or results of operations.

     It is the Company's policy to place loans that are delinquent 90 days or more as to principal or interest on nonaccrual status unless secured and in the process of collection, and to reverse from current income accrued but uncollected interest. Cash payments subsequently received on nonaccrual or impaired loans are recognized as income only where the future collection of principal is considered by management to be probable.

  Loan Fees:

     The Company generally charges fees for originating loans and leases, and for commitments to extend credit. Origination fees, net of direct costs of underwriting, closing costs and premiums, are deferred and amortized to interest income using methods which approximate a level yield, adjusted for actual prepayment experience. Unamortized fees and premiums on loans paid in full are recognized as a component of interest income. The Company also charges other loan fees consisting of delinquent payment charges and other common loan servicing fees, including fees for servicing loans sold to third parties. Such fees are recognized as income when earned.

  Allowance for Credit Losses:

     The Company charges current earnings with a provision for credit losses on loans and leases receivable, guarantees and commitments to extend credit. The provision considers both specifically identified problem loans and credit risks not specifically identified in the portfolios. The determination of the allowance for credit losses takes into consideration numerous factors including the financial condition of the borrowers, the estimated fair value of the collateral, recourse to guarantors, if any, the estimated net cost of holding and maintaining properties and collateral prior to the anticipated date of sale, analysis of delinquency trends, geographic and collateral-type concentrations, past loss experience, and other factors affecting the adequacy of the allowance. Losses are recognized through charges to the allowance and any subsequent recoveries are credited to the allowance.

  Foreclosed Property:

     Foreclosed property consists of real estate acquired in settlement of loans and is carried at the lower of cost or fair value less estimated selling costs. Losses recognized at the time of foreclosure in full or partial

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) satisfaction of loans are charged against the allowance for credit losses. The Company charges current earnings with a provision for losses on foreclosed property for any subsequent declines in fair value.

  Premises and Equipment:

     Premises, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is charged on a straight-line basis over the estimated useful lives of the various classes of assets (generally 3 to 7 years), or, in the case of leasehold improvements, the shorter of the estimated useful life of the leasehold improvement or the remaining term of the lease. Maintenance and repairs are charged to expense in the period incurred.

  Interest Receivable and Other Assets:

     Interest receivable and other assets include accrued interest receivable on loans and investments, personal property acquired in settlement of installment loans and leases, and other prepaid assets.

  Goodwill:

     Goodwill is the excess of the cost of acquisitions over the estimated fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over the estimated period of benefit ranging from 7 to 40 years, depending upon the acquisition.

  Short-term Borrowings:

     Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits. Securities sold under agreements to repurchase are treated as financings and the obligation to repurchase these same securities is reflected as a liability in the consolidated balance sheets. The securities underlying the repurchase agreements have been delivered to securities dealers. These dealers may have loaned the securities to other parties in the normal course of their operation, but all agreements require the dealers to resell to the Company the identical securities at the maturities of the agreements.

  Trust Property:

     Trust property, other than cash deposits held by the Company in fiduciary or agency capacities for its customers, is not included in the accompanying consolidated balance sheets because such items are not assets of the Company.

  Foreign Exchange Activities and Translation:

     The Company enters into commitments to purchase or sell foreign currencies on behalf of its customers. These commitments are generally matched through offsetting positions. Foreign exchange positions are valued monthly with the resulting gain or loss included in foreign exchange gains as incurred. Assets and liabilities denominated in foreign currencies are translated at current rates of exchange. The resulting exchange gains and losses are reported in income as incurred. The Company is subject to potential credit risk from the possible inability of counterparties to meet the terms of their contracts and from movements in foreign exchange values and interest rates.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Interest Rate Swaps:

     Interest rate swaps are agreements in which the Company and another party agree to exchange interest payments (one at a variable rate, the other at a fixed rate) on notional principal amounts. The Company enters into interest rate swaps for purposes other than trading to assist in matching interest expense on specific interest-bearing liabilities with the interest rate adjustments on specific interest earning assets. The effect on interest expense from interest rate swaps held for purposes other than trading is recognized as periodic net cash settlements accrue.

  Income Taxes:

     The Company calculates income taxes under SFAS No. 109 -- "Accounting for Income Taxes." Under SFAS 109, deferred taxes are determined based on the liability method. Deferred taxes arise from the effect of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements based on currently enacted tax laws. These deferred tax amounts are adjusted for tax rate changes and changes in tax laws as they occur.

     The Company files a consolidated federal tax return with its subsidiaries. The Company files a California franchise tax return on the basis of a combined "waters-edge" election with BNP's United States affiliates. The provision for state income taxes is calculated based on this waters-edge election.

  Financial Instruments with Off-Balance-Sheet Risk:

     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business and to meet the financial needs of its customers. Financial instruments include commitments to extend credit, the issuance of commercial and standby letters of credit, interest rate swaps, and commitments to purchase or sell foreign currencies, investment securities and loans and leases. These instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in a particular class of financial instrument.

     The Company generally uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments, which may require that it obtain collateral that will reduce its exposure to credit loss. The exposure to credit loss, in the event of nonperformance by a counterparty to a financial instrument, for commitments to extend credit, and for letters of credit, is represented by the difference between the contractual commitment amount of those instruments and the estimated fair value of the collateral.

     If there is no collateral, or if the underlying collateral is determined to have little or no value, or the Company is unable to obtain possession of the collateral, the maximum exposure to credit loss is represented by the contractual commitment. The type and nature of collateral held will vary and may include, but is not limited to, accounts receivable, inventory, property, plant and equipment, income producing properties and real estate. Standby letters of credit and commitments to extend credit generally have fixed expiration dates or other termination clauses. Because many of the standby letters of credit and commitments to extend credit are expected to expire without being drawn upon, total guarantee and commitment amounts do not necessarily represent future cash requirements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 1 -- ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Earnings Per Share:

     On January 1, 1997, the Company adopted SFAS No. 128, "Earnings Per Share", which specifies the computation presentation and disclosure requirements for earnings per share ("EPS"). Prior period EPS have been expanded to comply with these provisions. Basic EPS is computed by dividing net income available to common shares outstanding (which excludes preferred stock dividends) by the weighted average number of shares outstanding for the period. No differences exist between the calculation of basic and diluted EPS for the Company.

  New Pronouncements:

     In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 131 requires disclosures regarding segments of an enterprise and related information that reflects the different types of business activities in which the enterprise engages and the different economic environments in which it operates. The adoption of these standards is not expected to have a material effect on the Company's consolidated financial statements.

  Reclassifications:

     Certain 1996 and 1995 amounts were reclassified to conform to the 1997 presentation.

NOTE 2 -- ACQUISITIONS

     On October 1, 1997, the Company, through its wholly-owned bank subsidiary, Bank of the West, purchased the outstanding common stock of Essex Credit Corporation ("Essex") for $10 million plus an obligation to make certain contingent payments to the former stockholders of Essex depending on the financial performance of Essex. Essex originates marine and recreational vehicle loans through a nationwide network of sales offices and sells the loans to various funding sources for a fee. The $8.7 million of purchase price over the fair value of the net assets acquired was recorded as goodwill which is being amortized on a straight-line basis over 15 years.

     On June 13, 1997, the Company purchased a retail branch with deposits of $21.5 million from Coast Federal Bank, F.S.B.. The $1.4 million of purchase price over the fair value of net assets acquired was recorded as goodwill which is being amortized on a straight-line basis over 15 years.

     At December 31, 1995, the Company had entered into an Agreement and Plan of Merger with Northbay Financial Corporation ("Northbay"), that called for the Company to acquire through a merger with a merger subsidiary the outstanding common stock of Northbay for approximately $43 million in cash. The transaction was completed on April 26, 1996. Total assets acquired were valued at $377 million and total liabilities were valued at $349 million. The $15 million of purchase price over the fair value of the net assets acquired was recorded as goodwill which is being amortized on a straight-line basis over 15 years.

NOTE 3 -- TRANSACTIONS WITH AFFILIATES

     The Company has participated and continues to participate in various transactions with BNP and its affiliates. These transactions are subject to review by the Federal Reserve Board, the FDIC and other regulatory authorities and are required to be on terms at least as favorable to the Company as those prevailing

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 3 -- TRANSACTIONS WITH AFFILIATES (CONTINUED) at the time for similar non-affiliate transactions. These transactions have included the sales and purchases of assets, foreign exchange activities, financial guarantees, international services, interest rate swaps and intercompany deposits and borrowings. It is not practical to quantify all such transactions. However, amounts due to and from affiliates at December 31, 1997 and 1996 were included in the balance sheet accounts as illustrated below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Cash and due from banks.....................................   $ 4,206      $11,217
Interest receivable and other assets........................        92          656
Noninterest-bearing deposits................................     2,767        1,920
Interest-bearing deposits...................................        --       50,000
Short-term borrowings.......................................    60,237        3,365
Interest payable and other liabilities......................     2,687        3,469
Subordinated capital notes included in long-term
  borrowings................................................    50,000       50,000
Series A preferred stock....................................    20,000       20,000
Off-balance-sheet transactions:
  Notional amount of interest rate swap.....................        --       50,000
  Standby letters of credit issued..........................     9,892        5,000

     The subordinated capital notes were sold directly to BNP, are subordinated to the claims of depositors and creditors, and qualify for inclusion as a component of risk-based capital under current FDIC guidelines for assessing capital adequacy. For further information regarding regulation and capital adequacy, see Note 11 to the consolidated financial statements.

     In connection with the sale of the Company Series A preferred stock, BNP and the Company executed a Support Agreement (the "Agreement"). Pursuant to the Agreement, BNP will provide the Company with sufficient funds to enable the Company, at the time of any payment of dividends on the Series A preferred stock, or any redemption thereof or any liquidation or dissolution of the Company, to meet the minimum regulatory capital ratios applicable to the Company and enable the Company to have the necessary funds to pay the full amount of dividends declared on the Series A preferred stock. During 1997, there were no payments made to the Company under the terms of the Agreement.

     During 1995, the Company entered into an interest rate swap with a notional amount of $50 million with BNP. The swap assisted in matching interest expense on specific interest-bearing liabilities with interest rate adjustments on certain interest-earning assets, and called for the Company to pay to BNP a fixed rate of interest of 7.75%, and receive from BNP the 3-month London Inter-bank Offered Rate ("LIBOR") on the notional amount until maturity in January 1997, adjusted quarterly. There were no fees paid or received in this transaction and no collateral was maintained.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 4 -- INVESTMENT SECURITIES

     A comparison of amortized cost and estimated fair value of held-to-maturity and available-for-sale investment securities as of December 31, 1997 and 1996, by type, is illustrated below:

                                                            DECEMBER 31, 1997
                                      --------------------------------------------------------------
                                                     GROSS         GROSS       ESTIMATED
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                        COST         GAINS         LOSSES        VALUE       AMOUNT
                                      ---------    ----------    ----------    ---------    --------
                                                          (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY INVESTMENT
  SECURITIES
U.S. Treasury.......................  $ 80,597       $  579       $    (9)     $ 81,167     $ 80,597
Mortgage-backed and other
  asset-backed securities...........   232,517          538        (2,068)      230,987      232,517
                                      --------       ------       -------      --------     --------
  Total Held-to-Maturity Investment
  Securities........................   313,114        1,117        (2,077)      312,154      313,114
                                      --------       ------       -------      --------     --------
AVAILABLE-FOR-SALE INVESTMENT
  SECURITIES
U.S. Treasury.......................    25,048          194            --        25,242       25,242
U.S. Government agencies............    32,115          140            --        32,255       32,255
Mortgage-backed and other
  asset-backed securities...........   464,359        1,942          (760)      465,541      465,541
FHLB stock..........................    22,534           --            --        22,534       22,534
                                      --------       ------       -------      --------     --------
  Total Available-for-Sale
     Investment Securities..........   544,056        2,276          (760)      545,572      545,572
                                      --------       ------       -------      --------     --------
          Total Investment
            Securities..............  $857,170       $3,393       $(2,837)     $857,726     $858,686
                                      ========       ======       =======      ========     ========

                                                            DECEMBER 31, 1996
                                      --------------------------------------------------------------
                                                     GROSS         GROSS       ESTIMATED
                                      AMORTIZED    UNREALIZED    UNREALIZED      FAIR       CARRYING
                                        COST         GAINS         LOSSES        VALUE       AMOUNT
                                      ---------    ----------    ----------    ---------    --------
                                                          (DOLLARS IN THOUSANDS)
HELD-TO-MATURITY INVESTMENT
  SECURITIES
U.S. Treasury.......................  $ 81,020       $  638       $  (267)     $ 81,391     $ 81,020
Mortgage-backed and other
  asset-backed securities...........   189,722          118        (5,937)      183,903      189,722
                                      --------       ------       -------      --------     --------
  Total Held-to-Maturity Investment
  Securities........................   270,742          756        (6,204)      265,294      270,742
                                      --------       ------       -------      --------     --------
AVAILABLE-FOR-SALE INVESTMENT
  SECURITIES
U.S. Treasury.......................   169,557          745          (106)      170,196      170,196
U.S. Government agencies............    70,571          340           (30)       70,881       70,881
Mortgage-backed and other
  asset-backed securities...........   405,406        1,694        (1,642)      405,458      405,458
FHLB stock..........................    14,530           --            --        14,530       14,530
                                      --------       ------       -------      --------     --------
  Total Available-for-Sale
     Investment Securities..........   660,064        2,779        (1,778)      661,065      661,065
                                      --------       ------       -------      --------     --------
          Total Investment
            Securities..............  $930,806       $3,535       $(7,982)     $926,359     $931,807
                                      ========       ======       =======      ========     ========

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 4 -- INVESTMENT SECURITIES (CONTINUED)
     At December 31, 1997, the amortized cost and fair value of held-to-maturity and available-for-sale investment securities have contractual maturities and yields as illustrated below. Actual maturities of mortgage-backed and other asset-backed securities will differ from contractual maturities because of the right to call or prepay obligations with or without call or prepayment penalties:

                                         HELD-TO-MATURITY                 AVAILABLE-FOR-SALE
                                  ------------------------------    ------------------------------
                                  AMORTIZED      FAIR               AMORTIZED      FAIR
                                    COST        VALUE      YIELD      COST        VALUE      YIELD
                                  ---------    --------    -----    ---------    --------    -----
                                                       (DOLLARS IN THOUSANDS)
Within one year                                                     $ 24,953     $ 25,067    6.72%
After one but within five
  years.........................  $ 80,597     $ 81,167    6.20%      78,176       78,748    6.49
After five but within ten
  years.........................        --           --               29,104       29,156    6.53
After ten years.................   232,517      230,987    6.24      411,823      412,601    6.56
                                  --------     --------    ----     --------     --------    ----
          Total.................  $313,114     $312,154    6.23%    $544,056     $545,572    6.55%
                                  ========     ========    ====     ========     ========    ====

     The carrying value of securities pledged to secure public deposits, securities sold under agreements to repurchase, and FHLB borrowings totaled $530 million and $488 million at December 31, 1997 and 1996, respectively.

     During 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The Special Report provided a one-time opportunity to reassess the appropriateness of designations of securities subject to the accounting and reporting requirements of Statement 115, without calling into question the intent to hold other debt securities to maturity in the future. In accordance with this Special Report, in December 1995, the Company transferred the following securities from Held-to-Maturity to Available-for-Sale:

                                                              AMORTIZED    UNREALIZED
                                                                COST       GAIN (LOSS)
                                                              ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
U.S. Treasury...............................................  $170,763       $ 1,787
U.S. Government agencies....................................    61,660           833
Mortgage-backed securities..................................    51,145        (1,819)
                                                              --------       -------
          Total.............................................  $283,568       $   801
                                                              ========       =======

NOTE 5 -- LOANS AND LEASES

     The Company originates loans with customers through its branch network and regional loan offices in northern California. Customers for certain installment loans, and automobile and equipment leases are referred to the Company by brokers, equipment dealers and automobile, recreational vehicle and marine retailers for a fee. California customers represent the Company's major lending market with approximately $3.5 billion and $3.2 billion of the outstanding loans and leases at December 31, 1997 and 1996, respectively, made to borrowers located within the state.

     Unearned income and discounts on loans were $32.3 million and $38.0 million at December 31, 1997 and 1996, respectively. Net deferred origination costs and premiums on loans were $33.6 million and $27.9 million at December 31, 1997 and 1996, respectively.

     The Company's leasing activities consist of leasing automobiles and various types of commercial equipment. Lessees are responsible for all maintenance, taxes and insurance on the leased property. The leases

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 5 -- LOANS AND LEASES (CONTINUED)
are classified as direct financing leases, and are reported net of unearned income of $168.1 million and $110.1 million, and deferred origination costs and premiums of $13.0 million and $8.7 million at December 31, 1997 and 1996, respectively. At December 31, 1997, minimum lease payments for the five succeeding years are $220.4 million in 1998, $189.5 million in 1999, $176.3 million in 2000, $147.7 million in 2001 and $135.1 million in 2002.

     Loans and leases on which accrual of interest has been discontinued averaged $24.2 million and $25.1 million during 1997 and 1996, respectively. If the contractual rate of interest had been accrued, interest income would have increased approximately $2.1 million, $2.2 million and $2.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company's total recorded investment in impaired loans, as defined in SFAS 114 was $15.1 million and $13.1 million for which there was a related allowance for credit losses of $3.5 million and $3.8 million at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was $15.3 million, $16.5 million and $19.7 million during 1997, 1996 and 1995, respectively, and the amount of income recognized was not significant in any of those years. There were no significant commitments to lend additional funds to borrowers whose loans were classified as nonaccrual or impaired at December 31, 1997.

     The Company acts as servicer for certain real estate and installment loans on behalf of investors. The installment loan servicing agreements require the Company to maintain credit enhancements in the form of letters of credit. The Company was servicing real estate loans on behalf of others totaling $56.0 million and $62.9 million at December 31, 1997 and 1996, respectively. The Company was servicing installment loans on behalf of others totaling $4.4 million and $15.4 million, with associated letters of credit from BNP totaling $10.4 million and $20.1 million at December 31, 1997 and 1996, respectively. The book value of loans pledged to secure FHLB borrowings totaled approximately $438 million at December 31, 1997.

NOTE 6 -- ALLOWANCE FOR CREDIT LOSSES

     An analysis of activity in the allowance for credit losses is illustrated below:

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
                                                                   (DOLLARS IN THOUSANDS)
Balance, January 1..........................................  $46,758     $37,765     $32,553
Acquired allowance for credit losses (Note 2)...............       --       2,345          --
Provision for credit losses.................................   19,750      16,500      14,500
Loans and leases charged off................................  (19,120)    (14,480)    (14,505)
Recoveries..................................................    4,220       4,628       5,217
                                                              -------     -------     -------
Balance, December 31........................................  $51,608     $46,758     $37,765
                                                              =======     =======     =======

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 7 -- PREMISES AND EQUIPMENT

     The components of premises and equipment are illustrated below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Land and buildings..........................................  $ 22,497     $ 22,425
Leasehold improvements......................................    28,620       29,478
Furniture and equipment.....................................    47,223       43,032
                                                              --------     --------
          Total.............................................    98,340       94,935
Accumulated depreciation and amortization...................   (63,431)     (58,354)
                                                              --------     --------
  Premises and equipment, net...............................  $ 34,909     $ 36,581
                                                              ========     ========

     Depreciation and amortization expense on premises and equipment was $6.4 million, $6.6 million and $6.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     The Company rents premises under long-term, non-cancelable leases. Minimum rents may be adjusted for changes in the lessors' operating costs and/or changes in the Consumer Price Index or other indices. In addition, the Company pays common area maintenance, property taxes and insurance under certain premises leases. Rental expense was $13.4 million, $12.6 million and $12.2 million for the years ended December 31, 1997, 1996 and 1995, respectively. Rental income from subleasing arrangements was $1.4 million for the year ended December 31, 1997 and $1.1 million for both years ended December 31, 1996 and 1995.

     Future minimum lease commitments under non-cancelable operating leases at December 31, 1997 are as illustrated below:

                                                             NON-CANCELABLE
                                                               OPERATING       SUBLEASE
                                                                 LEASES        AMOUNTS      TOTAL
                                                             --------------    --------    -------
                                                                    (DOLLARS IN THOUSANDS)
1998.......................................................     $14,097         $  679     $13,418
1999.......................................................      12,951            630      12,321
2000.......................................................      12,268            640      11,628
2001.......................................................      11,511            607      10,904
2002.......................................................      10,436            608       9,828
Thereafter.................................................      34,763          1,590      33,173
                                                                -------         ------     -------
          Total minimum lease payments.....................     $96,026         $4,754     $91,272
                                                                =======         ======     =======

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 8 -- DEPOSITS

     Interest-bearing deposits include certificates of deposit in amounts of $100 thousand or more. These certificates and their remaining maturities are illustrated below:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Three months or less........................................  $447,885     $424,489
Over three, through six months..............................   198,643      120,208
Over six, through twelve months.............................   130,998       76,161
Over twelve months..........................................    60,351       35,391
                                                              --------     --------
          Total.............................................  $837,877     $656,249
                                                              ========     ========

NOTE 9 -- SHORT-TERM BORROWINGS

     Short-term borrowings consist of the following:

                                                                     DECEMBER 31,
                                                     --------------------------------------------
                                                             1997                    1996
                                                     --------------------    --------------------
                                                                 AVERAGE                 AVERAGE
                                                                 INTEREST                INTEREST
                                                     BALANCE       RATE      BALANCE       RATE
                                                     --------    --------    --------    --------
                                                                (DOLLARS IN THOUSANDS)
Federal funds purchased............................  $143,224      6.16%     $ 38,247      5.67%
Securities sold under agreements to repurchase.....    39,614      5.72       171,102      6.34
Other..............................................     1,580      6.01         7,030      5.59
                                                     --------                --------
          Total....................................  $184,418      6.06%     $216,379      6.20%
                                                     ========                ========

     Federal funds purchased generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase generally mature within three months of the transaction date.

     Information concerning securities sold under agreements to repurchase and federal funds purchased is summarized below:

                                                           1997         1996
                                                         ---------    ---------
                                                         (DOLLARS IN THOUSANDS)
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Average daily balance during the year..................  $146,790     $187,285
Average interest rate during the year..................      5.31%        5.22%
Maximum month-end balance during the year..............  $253,583     $276,227

FEDERAL FUNDS PURCHASED
Average daily balance during the year..................  $ 36,365     $104,581
Average interest rate during the year..................      5.37%        5.20%
Maximum month-end balance during the year..............  $210,925     $236,200

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 10 -- LONG-TERM BORROWINGS

     Long-term borrowings consist of the following:

                                                                   DECEMBER 31,
                                                   --------------------------------------------
                                                                 1997                    1996
                                                   --------------------------------    --------
                                                   FLOATING     FIXED
                                                     RATE        RATE       TOTAL       TOTAL
                                                   --------    --------    --------    --------
                                                              (DOLLARS IN THOUSANDS)
FHLB borrowings:
  Due in 1997....................................                                      $  2,000
  Due in 1998....................................  $50,900     $102,000    $152,900     102,900
  Due in 1999....................................       --        1,000       1,000       1,000
  Due in 2000....................................    1,000        2,058       3,058       3,058
  Due in 2001....................................       --          670         670         670
  Due in 2002....................................       --      100,093     100,093          --
  Thereafter.....................................       --        2,228       2,228       2,322
                                                   -------     --------    --------    --------
          Total FHLB borrowings..................   51,900      208,049     259,949     111,950
Subordinated capital notes, 7.50%, interest only,
  due August 2002................................       --       50,000      50,000      50,000
                                                   -------     --------    --------    --------
          Total long-term borrowings.............  $51,900     $258,049    $309,949    $161,950
                                                   =======     ========    ========    ========

     At December 31, 1997, fixed rate FHLB borrowings had interest rates ranging from 5.78% to 9.23%, with a weighted average interest rate of 5.92%. At December 31, 1997, floating rate FHLB borrowings had interest rates ranging from 5.48% to 5.99%, with a weighted average interest rate of 5.50%. The floating rates are based on either the Eleventh District Cost of Funds Index, LIBOR or the prime rate. At the option of the Company, FHLB borrowings can be repaid prior to maturity by paying a prepayment fee.

     The Company is required to pledge loans and/or investments with a collateral value determined by the FHLB to be at least equal to its outstanding FHLB borrowings. At December 31, 1997, the Company had pledged loans and investments that would collateralize an additional $230 million in FHLB borrowings.

NOTE 11 -- REGULATORY MATTERS AND CAPITAL ADEQUACY

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total assets (as defined). To be categorized as adequately capitalized under FDICIA, the Company must maintain total risk-based, Tier I risk-based and Tier I leverage ratios of 8%, 4% and 4%, respectively. To be categorized as well-capitalized, the Company must maintain total

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 11 -- REGULATORY MATTERS AND CAPITAL ADEQUACY (CONTINUED) risk-based, Tier I risk-based and Tier I leverage ratios of 10%, 6% and 5%, respectively. Set forth in the following table are the Company's actual capital amounts and ratios as of December 31, 1997 and 1996:

                                           DECEMBER 31, 1997                DECEMBER 31, 1996
                                           REGULATORY CAPITAL               REGULATORY CAPITAL
                                     ------------------------------   ------------------------------
                                      TOTAL                            TOTAL
                                     CAPITAL/   TIER I/               CAPITAL/   TIER I/
                                      RISK-      RISK-     TIER I/     RISK-      RISK-     TIER I/
                                      BASED      BASED     TANGIBLE    BASED      BASED     TANGIBLE
                                      ASSETS     ASSETS     ASSETS     ASSETS     ASSETS     ASSETS
                                     --------   --------   --------   --------   --------   --------
                                                       (DOLLARS IN THOUSANDS)
Stockholders' equity per
  consolidated financial
  statements.......................  $475,090   $475,090   $475,090   $437,683   $437,683   $437,683
  Capital adjustments, as defined:
     Goodwill......................   (60,132)   (60,132)   (60,132)   (53,940)   (53,940)   (53,940)
     Allowance for loan and lease
       losses......................    51,608         --         --     46,758         --         --
     Qualifying portion of
       subordinated capital
       notes.......................    40,000         --         --     50,000         --         --
     Net unrealized gains on
       investment securities
       available-for-sale, net of
       taxes.......................      (910)      (910)      (910)      (611)      (611)      (611)
     Other.........................    (1,998)       (36)       (36)    (1,943)      (102)      (102)
                                     --------   --------   --------   --------   --------   --------
  Regulatory capital...............  $503,658   $414,012   $414,012   $477,947   $383,030   $383,030
Adequately-capitalized, as defined
  by FDICIA........................   372,995    186,509    223,255    320,410    160,205    199,103
                                     --------   --------   --------   --------   --------   --------
     Excess........................  $130,663   $227,503   $190,757   $157,537   $222,825   $183,927
                                     ========   ========   ========   ========   ========   ========
At December 31, 1997 and 1996, the
  Company had regulatory capital
  ratios, as defined, of:..........     10.80%      8.88%      7.42%     11.93%      9.56%      7.70%

     As illustrated, the Company's capital ratios were in excess of the well-capitalized minimums as defined by FDICIA. The capital ratios of the Bank are substantially equal to those of the Company presented above.

     As of the most recent notification, the Federal Reserve Bank categorized the Company as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The Federal Reserve's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its income is sufficient to fully fund cash dividends and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. State banking regulations also impose certain restrictions on the payment of dividends by the Bank. Retained earnings of $95 million were not restricted and are available for the payment of dividends at December 31, 1997.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 12 -- INCOME TAXES

     The components of the provision for income taxes are illustrated below:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
CURRENT
Federal.....................................................  $14,595    $ 7,602    $ 5,967
State.......................................................    6,555      1,586      2,418
DEFERRED
Federal.....................................................   21,403     16,123     12,239
State.......................................................    2,161       (172)     1,346
                                                              -------    -------    -------
Provision for income taxes..................................  $44,714    $25,139    $21,970
                                                              =======    =======    =======

     The following analysis reconciles the federal statutory income tax rate to the effective income tax rate:

                                                                      YEAR ENDED DECEMBER 31,
                                                                     --------------------------
                                                                     1997       1996       1995
                                                                     ----       ----       ----
Federal statutory income tax rate...........................         35.0%      35.0%      35.0%
State and local income and franchise taxes, net of federal
  tax benefit...............................................          5.3        4.2        4.5
Goodwill amortization.......................................          1.0        1.4        1.5
Effect of tax law changes and prior year adjustments........           .2       (4.0)       (.7)
Other.......................................................           .1        (.1)        .4
                                                                     ----       ----       ----
Effective income tax rate...................................         41.6%      36.5%      40.7%
                                                                     ====       ====       ====

     The provision for deferred income taxes and the balances of deferred income tax assets and liabilities result principally from differing methods in reporting the provision for credit losses, lease financing income, state franchise taxes, loan origination fees and costs, and the provision for losses on anticipated sale of foreclosed property.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 12 -- INCOME TAXES (CONTINUED)
     The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
DEFERRED TAX ASSETS:
  Provision for credit losses and taxable accrued interest
     on non-performing loans................................   $21,277      $18,845
  Deferred compensation expenses............................     1,974        1,865
  Deferred income and expenses, principally due to loan fee
     income and accrued expenses to foreign parent..........     4,434        5,112
  Book depreciation greater than tax depreciation...........     2,932        2,543
  Amortization of intangible assets and purchase accounting
     valuation adjustments..................................       748        1,022
  Foreclosed and repossessed property, principally due to
     valuation reserves.....................................       458        1,820
  State taxes...............................................     2,283        2,384
  Credits, principally alternative minimum tax credits......       402        4,542
  Other.....................................................       335          448
                                                               -------      -------
  Total deferred income tax assets..........................    34,843       38,581
                                                               =======      =======
DEFERRED TAX LIABILITIES:
  Leases....................................................    79,830       58,040
  Deferred loan origination costs...........................    11,608       12,785
  Tax depreciation greater than book depreciation...........     2,724        3,018
  Investments, principally due to FHLB stock dividends and
     unrealized gain on securities available for sale.......     1,778        1,510
  Other.....................................................     3,812        3,631
                                                               -------      -------
  Total deferred income tax liabilities.....................    99,752       78,984
                                                               -------      -------
NET DEFERRED TAX LIABILITY..................................   $64,909      $40,403
                                                               =======      =======

     Net deferred income tax liabilities are included in other liabilities on the consolidated balance sheet. There were no valuation adjustments at December 31, 1997 or 1996. Deferred income tax liabilities include $.6 million and $.4 million at December 31, 1997 and 1996, respectively, related to the tax effect of unrealized gains on investment securities available for sale.

     At December 31, 1997, the Company has federal and California alternative minimum tax credit carryforwards of approximately $323,000 and $79,000, respectively, which may be used to offset future income tax liabilities. Such credits have no expiration date. Management expects to generate sufficient regular tax liability to utilize all credit carryforwards.

     The Taxpayer Relief Act of 1997 had no material impact on the Company's deferred tax assets or liabilities.

     The Company has filed its California franchise tax return on the basis of a combined "waters-edge" report with BNP's United States affiliates since 1992. In 1991 and prior years, the Company filed its California franchise tax returns on a separate entity basis and the California Franchise Tax Board ("FTB") asserted that the Company and BNP were engaged in a worldwide "unitary" business. The use of the FTB's method of apportionment and its determination of worldwide income could result in significant additional taxes due for years prior to 1992. Management of the Company and BNP vigorously dispute and are protesting the FTB's

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 12 -- INCOME TAXES (CONTINUED)
assertion of a worldwide unitary business and its method of determining and apportioning worldwide income. Although the United States Supreme Court ruled in favor of the FTB in a similar matter, management believes, with the advice of its legal counsel, that the Company and BNP's factual situation is sufficiently different so as to allow management to conclude that the ultimate resolution of this matter will not be material to the Company's consolidated financial statements.

NOTE 13 -- EMPLOYEE BENEFIT PLANS

     The Company participates with certain other U.S. subsidiaries and agencies of BNP in a noncontributory, defined benefit pension plan covering substantially all employees. Contributions from all subsidiaries are commingled and can be used to satisfy the vested obligations of any participant. The benefits are based on years of service and the employees' compensation over their years of employment. The Company's funding policy is to contribute annually such amounts as are necessary on an actuarially determined basis to provide the plan with assets sufficient to meet the participants' vested benefits. Contributions are intended to provide for benefits attributable to both service to date and for that expected to be earned in the future. Plan assets consist principally of investments in insurance contracts, equities, bonds and other investments. Pension cost is allocated to the participating entities based on demographic data and actuarial assumptions.

     Net pension expense allocated to the Company included the following components:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
                                                                (DOLLARS IN THOUSANDS)
Service cost -- benefits earned.............................  $1,167    $1,454    $1,180
Interest cost on projected benefit obligation...............   1,971     2,241     2,098
Less return on plan assets..................................  (2,552)   (2,752)   (2,261)
Net amortization and deferral...............................     125       149       149
                                                              ------    ------    ------
Net pension expense.........................................  $  711    $1,092    $1,166
                                                              ======    ======    ======

     For 1997, 1996 and 1995, the projected benefit obligation was actuarially determined using a discount rate of 7.4%, an assumed increase in future compensation levels of 4%, with an expected long-term rate of return on plan assets of 9.5%.

     The Company is the sponsor of a non-qualified, defined benefit pension plan which became effective in 1987 for certain employees whose base compensation exceeds the limit imposed by the Employee Retirement Income Security Act for inclusion in the qualified pension plan. Pension expense attributable to this plan was $.5 million in both 1997 and 1996 (none in 1995).

     Salaried employees who have completed one year of service are eligible to participate in the Company's defined contribution plan, which provides tax-deferred investment opportunities. The Company's contribution to the plan, based on participants' contributions and salaries, was $1.1 million in 1997 and $.5 million in both 1996 and 1995.

     The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The Plan pays stated percentages of covered expenses after annual deductibles have been met. Benefits paid take into consideration payments by Medicare. The Plan is not prefunded and the Company has the right to modify or terminate the plan.

     During 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires accrual of the expected cost of provided postretirement

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 13 -- EMPLOYEE BENEFIT PLANS (CONTINUED) health care benefits during the years that employees provide service. Previously, retiree health care benefits were expensed as incurred. In adopting this standard, the Company elected the delayed recognition method of recording the accumulated postretirement benefit obligation ("APBO"). Postretirement health care expense was $.6 million for the year ended 1997 and $.4 million in both 1996 and 1995. The unamortized balance of the transition obligation was $1.7 million, $1.9 million and $2.0 million at December 31, 1997, 1996 and 1995, respectively.

     The APBO was $3.4 million and $3.6 million as of December 31, 1997 and 1996, respectively. The assumed health care cost trend rate used in measuring the 1997 and 1996 APBO was 7%, gradually declining to 4.25% in 2001 and thereafter. A one percentage point increase in the trend rates would increase the December 31, 1997 and 1996 APBO $.2 million and would not significantly impact the expense in either year. The discount rate used to determine the APBO was 7.40% in 1997 and 7.50% in 1996.

     The Company has purchased life insurance policies that increase in value while also providing life insurance benefits for its key executives. The executives vest in these insurance benefits after attaining certain requirements or in the event of a change in control of the Company. The vested benefits in such policies have been accrued and related compensation expense was $.6 million for the year ended December 31, 1997 (none in 1996 or 1995).

     Under the Company's Long-Term Incentive Plan ("LTIP"), certain key executives have been issued stock appreciation rights, the value of which are based on the premium, if any, received by the Company's common shareholder upon the sale of the Company. The stock appreciation rights have no value unless and until there is a change of control of 50% or more of the common stock of the Company, thus no compensation expense has been recorded related to these rights.

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation techniques may have a material effect on the estimated fair value amounts.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                              DECEMBER 31, 1997            DECEMBER 31, 1996
                                          -------------------------    -------------------------
                                           CARRYING      ESTIMATED      CARRYING      ESTIMATED
                                            AMOUNT      FAIR VALUE       AMOUNT      FAIR VALUE
                                          ----------    -----------    ----------    -----------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents (a)...........  $  328,392    $   328,392    $  264,259    $   264,259
Investment securities (b)...............     858,686        857,726       931,807        926,359
Loans held for sale (c).................       5,757          5,857            --             --
Loans and leases, net of allowance for
  credit losses (d).....................   4,292,734      4,347,690     3,725,533      3,745,135
Customers' acceptance liability (e).....          37             37           717            717
LIABILITIES
Deposits: (f)
  Non-interest bearing demand
     deposits...........................   1,001,550      1,001,550       848,384        848,384
  Interest bearing deposits without
     fixed maturity dates...............   1,482,926      1,482,926     1,417,284      1,417,284
                                          ----------    -----------    ----------    -----------
     Total deposits without fixed
       maturity dates...................   2,484,476      2,484,476*    2,265,668      2,265,668*
Interest bearing deposits with fixed
  maturity dates........................   2,088,474      2,091,821     1,916,413      1,921,643
                                          ----------    -----------    ----------    -----------
          Total deposits................   4,572,950      4,576,297     4,182,081      4,187,311
Short-term borrowings (g)...............     184,418        184,418       216,379        216,379
Acceptances outstanding (e).............          37             37           717            717
Long-term borrowings (h)................     309,949        311,788       161,950        162,196
OFF-BALANCE-SHEET INSTRUMENTS,
  [UNREALIZED GAINS AND (LOSSES)] (i)
Interest rate swap......................          --             --            --            (71)
Commitments to extend credit............          --             --            --             --
Standby letters of credit...............          --             --            --             --
Commercial letters of credit............          --             --            --             --
Commitments to purchase foreign
  currencies............................        (109)          (109)         (399)          (399)
Commitments to sell foreign
  currencies............................         833            833           616            616

---------------
* As required by SFAS 107, the estimated fair value of deposits without fixed maturity dates is the amount payable upon demand at the reporting date, and, as such, may not represent the true market value of these liabilities.

  (a) Cash and cash equivalents:

      The carrying amount is a reasonable estimate of fair value.

  (b) Investment securities:

      Fair values of investment securities are based on quoted market prices or dealer quotes.

  (c) Loans held for sale:

      Fair values of loans held for sale are based on observable market values.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 14 -- FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
  (d) Loans and leases, net of allowance for credit losses:

      Fair values were estimated for portfolios of performing loans and leases with similar financial characteristics. For certain performing variable rate loans that reprice frequently, estimated fair values are based on carrying values, adjusted for credit quality, if no significant changes in credit standing have occurred since origination and the interest rate adjustment characteristics of the loan effectively adjust the interest rate to maintain a market rate of return.

      Fair values for certain performing fixed rate commercial, construction, real estate, revolving credit and other loans and leases were estimated by discounting the future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and maturities, adjusted for the allowance for credit losses.

  (e) Customers' acceptance liability and acceptances outstanding:

      The carrying value is a reasonable estimate of fair value.

  (f) Deposits:

      The fair value of noninterest-bearing and adjustable rate deposits is the amount payable upon demand at the reporting date. The fair value of fixed-rate interest-bearing deposits with fixed maturity dates was estimated by discounting the cash flows using rates currently offered for deposits of similar remaining maturities.

  (g) Short-term borrowings:

      The carrying value is a reasonable estimate of fair value.

  (h) Long-term borrowings:

      The fair value was estimated by discounting the cash flows using rates currently offered for borrowings of similar types and maturities.

  (i) Off-balance-sheet instruments:

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counterparties, reduced by the remaining net deferred income associated with such commitments. The fair values of standby and commercial letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties reduced by the remaining net deferred income associated with such obligations.

      The fair value of the interest rate swap is the estimated amount that the Company would pay to an unrelated third party to terminate the swap agreement at the reporting date, taking into account current interest rates.

      The fair value of commitments to purchase or sell foreign currencies is based on quoted market prices.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 15 -- COMMITMENTS AND CONTINGENT LIABILITIES

     The following is a summary of the contractual or notional amount of financial instruments with off-balance-sheet risk:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
CONTRACTUAL AMOUNTS WHICH REPRESENT CREDIT RISK
Commitments to extend credit................................  $692,195     $607,638
Standby letters of credit...................................    40,068       39,951
Commercial and other letters of credit......................     5,563        5,910

NOTIONAL OR CONTRACTUAL AMOUNTS WHICH DO NOT REPRESENT
  CREDIT RISK
Commitments to purchase foreign currencies..................    22,286       39,699
Commitments to sell foreign currencies......................    23,671       37,688
Interest rate swap..........................................        --       50,000

     The Company is obligated under agreements with an independent provider of certain data processing and other support services. The agreements, which expire in August 1999, require monthly payments for both data processing and other support services. The Company has the option to terminate these agreements by paying a termination fee. As presently structured, minimum average monthly payments through August 1999 are $.7 million for data processing services and $.3 million for other support services. Minimum monthly payments may vary depending upon the nature and volume of services provided, scheduled fee increases and decreases, and other factors.

     The Company maintains insurance on its customer deposits with the FDIC. The FDIC manages the Bank Insurance Fund ("BIF"), which insures deposits of commercial banks, and the Savings Association Insurance Fund ("SAIF"), which insures deposits of savings associations. FDICIA mandated that the two funds maintain reserves at 1.25% of their respective federally insured deposits. During 1995, the FDIC announced that the BIF had reached its mandated reserve level, reducing insurance premiums on BIF-insured deposits, and subsequently announced that deposit insurance premiums on BIF-insured deposits would be further reduced at December 31, 1995. At that time, the SAIF fund had not yet met its mandated reserve level. As a result, deposit insurance premiums attributable to BIF-insured deposits were less than those attributable to SAIF-insured deposits.

     At December 31, 1995, there were numerous regulatory proposals before Congress to address the deposit insurance premium differential between BIF- and SAIF-insured deposits. During 1996, Congress passed legislation resulting in a one-time insurance premium charge attributable to SAIF insured deposits sufficient to bring the SAIF fund up to its mandated reserve level. As a result, the Company recorded a one-time deposit insurance premium expense of $9.6 million and at December 31, 1997 the disparity in premiums between BIF and SAIF insured deposits has been reduced.

     There are various legal actions pending against the Company arising from the normal course of business. In the opinion of management, these legal actions are expected to be resolved with no material adverse effect on the Company's consolidated financial statements.

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 16 -- CONDENSED FINANCIAL INFORMATION OF BANCWEST (PARENT ONLY)

BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....................................  $     53     $     61
Funds sold..................................................       350          500
Premises and equipment, net.................................        --            4
Interest receivable and other assets........................     1,408        1,423
Investment in subsidiary (Bank of the West).................   454,594      416,942
                                                              --------     --------
          Total Assets......................................  $456,405     $418,930
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Interest payable and other liabilities......................  $  1,315     $  1,247
                                                              --------     --------
          Total Liabilities.................................     1,315        1,247
STOCKHOLDERS' EQUITY
Non-cumulative preferred stock -- no par value; Series A
  1,000,000 shares authorized; 75,000 outstanding...........    75,000       75,000
Common stock -- no par value; 2,500,000 shares authorized;
  1,733,430 outstanding at December 31, 1997 and 1,632,262
  outstanding at December 31, 1996..........................     8,667        8,161
Additional paid-in capital..................................   228,392      208,898
Retained earnings...........................................   142,121      125,013
Net unrealized gains on subsidiary's available-for-sale
  investment securities.....................................       910          611
                                                              --------     --------
          Total Stockholders' Equity........................   455,090      417,683
                                                              --------     --------
          Total Liabilities and Stockholders' Equity........  $456,405     $418,930
                                                              ========     ========

                      BANCWEST CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE 16 -- CONDENSED FINANCIAL INFORMATION OF BANCWEST (PARENT ONLY) (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31,
INCOME STATEMENTS                                             -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST INCOME
Investment securities.......................................  $    25    $    31    $    --
                                                              -------    -------    -------
Total interest income.......................................       25         31         --
Equity in earnings of subsidiary............................   61,886     42,784     30,810
                                                              -------    -------    -------
          Total income......................................   61,911     42,815     30,810
OTHER EXPENSE
Salaries and employee benefits..............................      283        243
Occupancy expenses..........................................       25         25
Furniture, equipment and other..............................      113         87
                                                              -------    -------    -------
          Total other expense...............................      421        355         --
                                                              -------    -------    -------
Income before income taxes..................................   61,490     42,460     30,810
Income tax benefit..........................................      151        123         --
                                                              -------    -------    -------
NET INCOME..................................................  $61,641    $42,583    $30,810
                                                              =======    =======    =======

                                                                 YEAR ENDED DECEMBER 31,
STATEMENTS OF CASH FLOWS                                     --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income.................................................  $ 61,641    $ 42,583    $ 30,810
Adjustments to reconcile net income to net cash provided by
  operating activities:
Excess of equity in earnings of subsidiary over dividends
  received.................................................   (37,353)    (39,117)    (30,810)
  Other increases (decreases), net.........................       237      (1,274)       (775)
                                                             --------    --------    --------
Net cash provided (used) by operating activities...........    24,525       2,192        (775)
                                                             --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock, net of issuance costs.........                73,416
Cash dividends paid........................................   (24,533)     (2,356)
Capital contribution (made) received.......................               (73,416)      1,000
                                                             --------    --------    --------
Net cash provided (used) by financing activities...........   (24,533)     (2,356)      1,000
                                                             --------    --------    --------
Increase (decrease) in cash and cash equivalents...........        (8)       (164)        225
Cash and cash equivalents, January 1.......................        61         225          --
                                                             --------    --------    --------
Cash and cash equivalents, December 31.....................  $     53    $     61    $    225
                                                             ========    ========    ========
OTHER CASH FLOW INFORMATION
Interest paid..............................................  $     --    $     --    $     --
Income tax refunds received................................       123          --          --

     During 1997, 1996 and 1995, the Company's principal activity consisted of owning shares of the Bank.